Exhibit 10.1

SIXTH AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

Reference is made to the Management Services Agreement (as amended from time to time, the “Agreement”; capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement), dated as of May 12, 2018, by and between PAVmed Inc., a Delaware corporation (“PAVmed”) and Lucid Diagnostics Inc., a Delaware corporation (“Lucid Diagnostics”).

WHEREAS, as set forth in Section 3(b) of the Agreement, the parties have considered in good faith an adjustment to the Service Fee and hereby wish to amend the Agreement to reflect such adjustment as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. Effective July 1, 2022, Section 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“In consideration of the Services, Lucid Diagnostics shall pay to PAVmed a fee of $550,000 per month, plus all reasonable, out-of-pocket expenses incurred by PAVmed in connection with the performance of the Services (the “Service Fee”). The Service Fee shall be payable on a monthly basis on the first day of the month following the month in which the Services in respect thereof have been provided and shall be payable, at PAVmed’s election, in cash or shares of Lucid Diagnostics common stock (which shall be valued at the volume weighted average price of such stock during the final ten trading days of the applicable month, but in no event shall such shares be valued at a price per share lower than $0.70 (as may be equitably adjusted for stock dividends, subdivisions, combinations, or other similar events affecting the Lucid Diagnostics common stock as a whole)), or a combination of the two. If PAVmed does not notify Lucid Diagnostics of its election as to the form of payment of the Service Fee at least two (2) business days before the Service Fee is due, PAVmed shall be deemed to have elected that the fee for such month be paid in shares of Lucid common stock. Notwithstanding the foregoing, in no event shall Lucid Diagnostics issue any shares of its common stock to PAVmed in satisfaction of all or any portion of any Service Fee if the issuance of such shares of common stock would exceed the maximum number of shares of common stock which Lucid Diagnostics may issue hereunder without breaching Lucid Diagnostics’ obligations under the rules or regulations of The Nasdaq Stock Market LLC (“Nasdaq”), unless Lucid Diagnostics obtains the approval of its stockholders as required by the applicable rules of the Nasdaq for issuances of shares of its common stock hereunder in excess of such amount. If PAVmed elects for all or any portion of the Service Fee to be paid in cash, Lucid Diagnostics may defer payment of all or any portion of the Service Fee payable in cash until such time that it has sufficient cash to pay such amount, and in such case any unpaid Service Fee shall continue to accrue so long as it remains unpaid.”

2. Terms of Agreement. Except as expressly set forth in this amendment, the terms of the Agreement remain unchanged and in full force and effect.

3. Entire Agreement. This amendment, together with the Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

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IN WITNESS WHEREOF, the parties have executed this agreement as of August 11, 2022.

AGREED AND ACCEPTED BY:

PAVMED INC.		LUCID DIAGNOSTICS INC.

By:	/s/ Lishan Aklog, M.D.	By:	/s/ Lishan Aklog, M.D.
Name:	Lishan Aklog, MD	Name:	Lishan Aklog, MD
Title:	Chairman and Chief Executive Officer	Title:	Chairman and Chief Executive Officer